Marketing Agreement

                       By and between

       (1)  BICO Inc. of Pittsburgh, PA, USA ("BICO"),

(2) BICO Diagnostics Inc. of Pittsburgh, PA, USA ("Marketing
                         Company"),

     (3) Gaifar GmbH of Potsdam, Germany ("Gaifar"), and

            (4) Dr. Heinrich Repke ("Guarantor")

                          Recitals

     WHEREAS, Gaifar holds all rights with regard to rapid
HIV-diagnostic kits
originally developed by the Guarantor and Gaifar, consisting of screening, confirmation and differentiation assays ("Products");

     WHEREAS, Gaifar has the capability to manufacture the Products in large quantities and aims at increasing its production capacity and the range of Products in future;

     WHEREAS, BICO has a strong interest in marketing the Products and future additions to the family of Products throughout the world in co-operation with Gaifar and the Guarantor, and has established the Marketing Company for this purpose;

     WHEREAS, on May 18, 2001 BICO and Gaifar have entered into a loan agreement ("Loan Agreement").

     NOW, THEREFORE, the parties agree as follows:

                              1

      Assignment of Marketing Rights, Trade Marks etc.

(1) Assignment and Transfer of Marketing Rights. Gaifar hereby assigns and transfers the exclusive, world-wide marketing and distribution rights with regard to the Products to the Marketing Company in accordance with the terms set forth in this Agreement. The Marketing Company accepts such transfer and assignment.

The Products shall include each of the items set forth in
Schedule 1 as well as any products that are developed by Gaifar in the future as part of the family of products for rapid HIV-diagnostics.

                                           Execution Copy


(2) Transfer of Trademarks. Gaifar transfers and assigns herewith to the Marketing Company the registered
German trademarks in respect of the products listed in
Schedule 2 as well as the rights in connection with the names under which the Products are sold and marketed, including domain-names etc. The Marketing Company accepts such transfer and assignment.

Gaifar shall continue to be entitled to use the trademarks and names on a non-exclusive basis free of charge without, however, any right to allow the use of them to any third parties without the Marketing Company's prior written consent. Gaifar shall take the necessary steps to register the transfer of the trademarks with the competent trademark authorities. As of the Effective Date,the Marketing Company shall be responsible for the prolongation and extension in geographical scope of the trademarks relating to the Products and take all reasonable steps to ensure adequate protection of the trademarks and names to the extent necessary for commercial purposes.

(3) Effect. The above transfers shall take effect as of the Effective Date (as defined in 10 para. 1).

(4) Future Products. Gaifar shall offer to BICO or the Marketing Company to acquire the same rights with regard to other diagnostic products that do not relate to HIV testing which Gaifar may develop in the future, on reasonable commercial terms before transferring such rights to any third party.

                              2

                      Payments by BICO

(1) Payment Schedule. In consideration for the transfer of the worldwide marketing and distribution rights and all other rights granted to BICO and the Marketing Company in this Agreement, as well as all other commitments undertaken by Gaifar under this Agreement, BICO shall pay to Gaifar a total amount of USD 7 million (in words: seven million US-Dollars) ("Full Royalty") according to the payment schedule set forth in Schedule 3.

(2) Acceleration of Payments. BICO shall be entitled, at its sole discretion, to accelerate payments under the payment schedule at any time until the amount of the Full
Royalty has been paid (such date being referred to as the "Full Completion Date").

(3) Reversion of Rights. If BICO does not meet the Minimum Payment requirements pursuant to Schedule 3, and does not make the requisite payment to meet the applicable Minimum Payment within 30 days (as of January 1st 2002, such notice period shall be 60 days) after having been given notice by Gaifar, the rights transferred to the Marketing Company in accordance with 1 of this Agreement shall revert to Gaifar.

All payments that have been made by BICO to Gaifar up to such point will be converted into a loan, subject to the following terms: (a) interest at the Prime Rate as published by the Wall Street Journal, New York, at the day of reversion;
(b) repayable in six equal monthly installments, the first installment being due six months following the reversion of the rights; (c) secured by Gaifar's inventory.

(4) Conversion of Loan. The loan granted by BICO to Gaifar in accordance with the Loan Agreement in the amount of USD 500,000 shall be transformed into a payment to be applied to the Full Royalty with effect as of the Effective Date. The security interest with regard to certain inventory owned by Gaifar will, however, remain in place to secure BICO's potential repayment claims under para. 3 above.

                              3

  Co-operation with Regard to the Marketing of the Products

(1) Transfer of Shares in Marketing Company. BICO and the Marketing Company agree that 3.5 million shares in the Marketing Company (equal to 25% of the 14 million shares that have been authorized and issued) will be transferred to one or more assignees appointed by Gaifar at its discretion, provided, however, that BICO must give its prior written consent to any assignees except for Gaifar itself, any of its current shareholders, or Prof. Dr. Edward
S. Ayensu. BICO undertakes to structure the transfer in such a way that the assignee will not have to put up cash in order to acquire the shares.

(2) Minority Rights. The parties agree that the shareholders' agreement and/or bylaws of the Marketing Company to be concluded in connection with the transfer of the 25% of its shares shall provide for standard minority protection and adequate information and co-determination rights for the minority shareholder(s).

(3) Board Membership. The Guarantor and Prof. Ayensu shall each be a member of the Board of Directors of the Marketing Company.

(4) Marketing Know-how. The parties aim for the Marketing Company to have in place within 120 days of this Agreement sufficient personnel, infrastructure and funds to conduct efficient marketing, in conjunction with country offices and other consultants and distributors. Gaifar will assist the Marketing Company in setting up this infrastructure and make available to the Marketing Company its marketing know-how and data as listed in Schedule 4 as well as its employees and associates for consultation and training as reasonably requested by the Marketing Company. The reasonable expenses of such consultation by Gaifar personnel (travel and lodging) will be borne by the Marketing Company.

(5) Country Offices. Furthermore, the parties envisage that the Marketing Company over time and as reasonable and necessary to conduct its activities sets up country offices in developing countries. The Marketing Company shall take responsibility for the current Africa office of Gaifar, located in Accra, Ghana, as of the Effective Date.


                              4

     Supplemental Terms of the Distributor and Marketing
                        Relationship

(1) Exclusive Distributorship. The Marketing Company shall be the exclusive distributor to import, distribute, market and sell the Products throughout the world.

(2) Exclusive Purchasing. Unless the contingent transfer of the manufacturing rights has occurred in accordance with 9 of this Agreement, BICO and the Marketing Company shall not manufacture the Products and shall purchase the Products only from Gaifar. BICO and the Marketing Company shall not distribute or manufacture goods which compete with the Products for the duration of this Agreement.

(3) Marketing Plan. Within 90 days following the conclusion of this Agreement, the parties shall agree on a plan ("Marketing Plan") showing the general aims and targets and plans for the period for the next 12 to 24 months, as well as more detailed forecasts on a quarterly basis. The Marketing Plan shall be amended every three months by the parties, including the detailed forecasts for the ensuing three month period. In the Marketing Plan the parties shall also lay down, with respect to those countries and/or regions that they consider most relevant for the distribution and marketing activities at the relevant time, specific Milestones, and for each Milestone a percentage of such Milestone the parties consider to be the absolute minimum to be met ("Threshold").

Gaifar shall be obliged to meet all orders for the Products forwarded by the Marketing Company to the extent that such orders are within the Marketing Plans' forecast for the relevant quarterly period. Except as provided in para. 5 below, failure by the Marketing Company to purchase the forecast quantities shall not result in any obligation or liability on part of the Marketing Company.

(4) Reports and Books. The Marketing Company shall be obliged to submit written reports at regular intervals (unless agreed otherwise, four times a year) to Gaifar showing details of sales, service stock, outstanding customer orders and orders placed by the Marketing Company with Gaifar still outstanding and any other information relating to the performance of its obligations under this Agreement.

The Marketing Company shall maintain full and proper books of account and records showing clearly all sales and orders relating to the Products, including the relevant sales prices. Gaifar shall be entitled to have these books and records checked by an independent auditor in order to verify that the financial agreements in accordance with 5 of this Agreement have been correctly complied with.

(5) Failure to meet Thresholds. If a Threshold is not met for a consecutive period of four quarters with respect to a country or region, the marketing and distribution rights with regard to such country or region will cease to be exclusive, and Gaifar shall be entitled to carry out marketing and distribution in such country or region. The exclusive rights shall revert to the Marketing Company if, for two consecutive quarters, the relevant Thresholds for such country or region have been met.

Gaifar shall be obliged to pay 10% of the proceeds to the Marketing Company from all transactions it has executed during the period of non-exclusivity. Para. 4 above shall apply accordingly.

(6) Exception to Exclusivity. Gaifar shall have the right to submit to the Marketing Company a notice ("Notice") indicating one or more countries with regard to which the Marketing Plan does not provide for any Milestones and in which Gaifar wishes to carry out marketing and distribution activities provided that the Marketing Company is unable or unwilling to carry out such activities itself. Unless the Marketing Company objects in writing within 30 days after receipt of the Notice, Gaifar shall be entitled, on a non-exclusive basis, to carry out marketing and distribution in such country/countries for a period of one year. Unless Gaifar submits another Notice before the end of such period and the Marketing
Company fails to object within 30 days to such Notice, the exclusivity shall be automatically restored at the end of the one year period.

Gaifar shall be obliged to pay 10% of the proceeds to the Marketing Company from all transactions it has executed during the period of non-exclusivity. Para. 4 above shall apply accordingly.

(7) Support by Gaifar. Gaifar shall provide any information and support as may reasonably be requested by the Marketing Company to enable it to properly and efficiently discharge its obligations under this Agreement, in particular, to provide the Marketing Company with information and material necessary to prepare the promotional and marketing material, to provide instruction and teaching with regard to the Products as requested, and supply the Marketing Company with any spare parts or replacement items the Marketing Company may require to fulfill its service obligations in respect of any customer. The reasonable expenses relating to the instruction and teaching by Gaifar personnel (travel expenses and lodging) shall be borne by the Marketing Company.


(8) Marketing before Full Completion Date. During the period before the Full Completion Date, Gaifar shall be entitled to continue marketing and distribution activities with regard to the Products in accordance with the following terms:

     As of the Effective Date, all sales shall be made by the Marketing Company who will be the exclusive distributor of the Products at that time.

     To the extent that any contracts relating to a sale of Products have been concluded, but not fully executed on the Effective Date, Gaifar shall do whatever necessary to ensure that such contracts are transferred to the Marketing Company; this shall apply accordingly to bids that have been made by Gaifar but not yet been accepted by the potential purchaser as of the Effective Date.

     All sales of the Products that were originated by Gaifar in the period before the Effective Date and listed in Schedule 5 ("Gaifar Transactions") shall be fully on Gaifar's account, if and to the extent that the proceeds from a Gaifar Transaction are paid to the Marketing Company before the Full Completion Date. The Marketing Company shall pay such proceeds to Gaifar without undue delay, deducting, if applicable, taxes, duties or fees the Marketing Company incurred in connection with the Gaifar Transaction.

     As regards all other transactions during the period before the Full Completion Date, including Gaifar Transactions with regard to which the proceeds are paid to the Marketing Company after the Full Completion Date, the Marketing Company shall pay out to Gaifar such portions of the proceeds as would constitute the applicable Purchase Price in accordance with 5.

                              5

         Purchase Price, Pricing between the Parties

(1) Principles of Purchase Price Determination. The purchase price to be paid by the Marketing Company to Gaifar for the Products (the "Purchase Price") shall be determined on the basis of a pricing system taking into account the marketing effort necessary for the relevant type of transaction as well as the margin which can be achieved with regard to the relevant type of transaction. The price for which the Marketing Company sells the Products to its customers will hereinafter be referred to as the "Sales Price." Gaifar's share in the proceeds from the transfer of rights to third parties, shall be determined in accordance with para. 7 below.

The principal rules for determining the Purchase Price are set forth in paras. 2-5 below. The Purchase Prices applicable at the conclusion of this Agreement are set forth in Schedule 6. The
Schedule shall be reviewed and updated by the parties at regular intervals.

(2) Determination of Margin. The Purchase Price shall consist of actual production costs (as defined in Schedule 6) plus a differential (the "Margin") resulting from deducting from the Sales
Price (i) the actual production costs, (ii) shipment costs, (iii) taxes and duties and other payments due to government authorities that have been paid by the Marketing Company in respect of the relevant transaction. If Gaifar has paid any additional costs incorporated with sales, these payments will be added to the actual production costs.

BICO and the Marketing Company shall be entitled to have Gaifar's actual production costs verified by an independent auditor who shall be granted unlimited access to the production site and to Gaifar's books and records in order to make the assessment.

If Gaifar shows, and the independent auditor confirms, that substantial losses of production occur due to failed lots, which are not taken into account in the production costs, the parties will agree on an adequate surcharge to add to the production costs in order to take account of such losses. If the parties cannot agree on such surcharge, they shall submit this dispute to an expert ("Expert") appointed by the parties; if the parties fail to agree on the Expert within two weeks after one party has informed the others of its wish to submit the dispute to the Expert, the Expert shall be nominated by the President of the German American Chamber of Commerce, Frankfurt/M. for binding resolution.

(3) Tenders. The Purchase Price shall amount to the actual production costs plus a surcharge of 50% of the Margin with regard to (i) transactions on the government tender market (as defined in Schedule 7), and (ii) internet sales.

(4) Political Marketing. The Purchase Price shall amount to the actual production costs plus a surcharge of 40% of the Margin with regard to negotiated deals which are the result of "political marketing" as defined in Schedule 7.

(5) Private Markets. The Purchase Price shall amount to the actual production costs plus a surcharge of 20% of the Margin with regard to transactions on the private market as defined in Schedule 7.

(6) Review of Schedule. Schedule 7 shall be reviewed by the parties at regular intervals with a view as to whether the rationale lying behind the categories and qualifications set forth in the schedule are still valid. This shall apply accordingly if new types of transactions are developed that do not fit into those categories.

(7) Sale of Marketing Rights. As regards the sale of marketing and distribution rights by the Marketing Company to third parties, the parties will agree on Gaifar receiving a share of the proceeds/royalties paid to the Marketing Company in respect of such transactions, provided that Gaifar was involved in the conclusion of such transaction or in the lying of the groundwork therefor.

Depending on the extent of Gaifar's involvement, its participation in such proceeds/royalties shall be in the range of 5% to 10%, but not to exceed 10%. The parties shall use their best efforts to find an equitable arrangement in this situation.
In case of dispute, they shall refer the dispute to an Expert appointed by the parties; if the parties cannot agree on the Expert within two weeks after one party has informed the others of its wish to submit the dispute, the Expert shall be nominated by the President of the German American Chamber of Commerce, Frankfurt/M. for binding resolution.

Unless otherwise agreed with the transferee of marketing and distribution rights, paras. 2 to 5 above shall apply accordingly with regard to the price determination applicable in respect of such transferee.

                              6

                           Payment

(1) Information and Consultation. The Marketing Company shall inform Gaifar of all sales, including the Sales Price and other relevant conditions, and calculate the Margin applicable to each sale. The Marketing Company shall consult with Gaifar with regard to the terms and conditions of the transactions it concludes, in particular as regards payment terms and mechanisms to secure payment of the Sales Price by the customer.

(2) Payment of Purchase Price. The Marketing Company shall pay to Gaifar the portion of the applicable Purchase Price that relates to actual production costs within 10 days after it has submitted the binding purchase order to Gaifar. The portion of the Purchase Price relating to the Margin shall be paid within 10 days after the Marketing Company has received the relevant payment from its customer; to the extent that the Marketing Company only receives a partial payment, it shall pay out a part of the Margin in proportion to the total payment received.

If, however, the Marketing Company obtains down-payments from its customers, it shall use such down-payments to pay the full Purchase Price due to Gaifar with regard to the relevant transaction, respectively, if the down-payment is less than the full Purchase Price, it shall transfer the entire amount of the down-payment to Gaifar.


(3) Bank Accounts. The parties shall notify each other of the bank accounts to which all payments due under this Agreement shall be made.

                              7

                      Product Liability

(1) Indemnification. Gaifar shall indemnify the Marketing company against any liability incurred by it in respect of damage to property, death or personal injury arising from any fault or defect in the materials or workmanship of the Products and any reasonable costs, claims, demands and expenses arising out of or in connection with such liability, except to the extent that the liability arises as a result of a negligent or intentional action or omission of the Marketing Company. This shall apply, in particular, with regard to any liability claims brought forward by customers who have purchased the Products.

As between the parties to this Agreement, Gaifar shall be solely liable for any fault or defect in the materials or workmanship of the Products.

(2) Defense against Liability. The Marketing Company shall, as soon as it becomes aware of a matter which may result in Gaifar's liability, (i) immediately give notice to Gaifar of the details of the matter and provide Gaifar with all relevant information and documentation; (ii) allow Gaifar, in consultation with the Marketing Company, to conduct the relevant proceedings and/or to take whatever action as Gaifar shall direct to defend or resist the matter, including the use of professional advisers nominated by Gaifar at Gaifar's expense;
(iii) not admit liability or settle the matter without Gaifar's written consent, such consent not to be unreasonably withheld.

(3) Recalls. The Marketing Company shall, at Gaifar's cost, give such assistance as Gaifar reasonably requires for the purpose of recalling as a matter of urgency any quantities of Products or any of them from the retail and/or wholesale market.

                              8

       Representations and Warranties, Indemnification

(1)  Representations and Warranties. Gaifar and the
Guarantor represent and warrant that, as of the Effective
Date,

     (a) Gaifar is fully entitled to all rights and trademarks that are transferred and assigned to BICO pursuant to 1 paras. 1 and 2, no third party has claimed or may claim that it is entitled to any of these rights, and that these rights are not encumbered or subject to any lien in favor of a third party;
     (b) Gaifar is capable of manufacturing the Products and has the requisite technology and know-how to do so.
     (c) Gaifar has obtained the licenses and authorizations listed in Schedule 8 and there are no reasons to expect that the relevant licensing authority or institution might revoke, withdraw or limit the scope of any of the licenses or authorizations;

(2) Indemnification. Gaifar and the Guarantor shall be jointly and severally liable for any breach of warranty or incorrect representation. In such case, they shall indemnify and hold harmless BICO and the Marketing Company from any and all damages suffered due to the breach of warranty or incorrect representation.

Total liability with regard to this provision shall be limited to the Full Royalty after the Full Completion Date, and to the actual amount paid by BICO at the time when the breach has occurred before that date.

                              9

        Contingent Assignment of Manufacturing Rights

(1) Assignment of Manufacturing Rights. In order to ensure that the Marketing Company is able to perform on the contracts it has concluded in respect of the Products and to ensure that BICO receives adequate consideration for the payments it has made in accordance with 2 of this Agreement, Gaifar hereby assigns and transfers to the Marketing Company the non-exclusive right to manufacture the Products and the know-how necessary therefor on a contingent basis, subject to the conditions set forth in para. 2, and the Marketing Company accepts such transfer and assignment.

(2) Conditions to Assignment. The above transfer and assignment will only become effective upon the fulfillment of the following conditions precedent: (a) the Full Completion Date has occurred; and (b) either of the following occurs: (i) Gaifar is unable or unwilling to manufacture the Products and deliver them to the Marketing Company and/or its customers in the necessary quantities, and this problem is not rectified within two months after the Marketing Company has notified Gaifar thereof and indicated in its notice that the continuing failure to deliver sufficient Products would result in its asserting the manufacturing rights, or (ii) Gaifar ceases to manufacture these Products and no successor or assignee continues the manufacturing, or (iii) if this Agreement is terminated before the expiry of the Initial Period (as defined in Section 10), unless such termination is due to a willful and gross breach of this Agreement on part of BICO or the Marketing Company, or (d) if bankruptcy or insolvency proceedings are opened or dismissed for lack of funds with regard to Gaifar.

In case of a dispute between the parties as to whether the conditions for a contingent transfer of the manufacturing rights and know-how have been met, each party may submit the dispute to an Expert to be appointed jointly by the parties; failing agreement on the Expert within 2 weeks of one party having informed the others of its wish to submit the dispute, the Expert shall be nominated by the President of the German American Chamber of Commerce, Frankfurt/M., for binding resolution.

(3) Security. The manufacturing rights and know-how shall be transferred to the Marketing Company on a non-exclusive basis. The contingent assignment of these rights shall be secured as follows:

Within two weeks after the Effective Date, Gaifar will submit copies of the full sets of Standard Operating Procedures
(SOP) for the production and quality control of all elements of the Products (the "Documentation") to a notary public jointly agreed to by the parties, and in the absence of such agreement appointed by the President of the Berlin Chamber of Notaries Public (the "Notary") or his successor, to be put into a sealed enveloped for safe-keeping with the Notary until further instruction. Gaifar shall replace or supplement the Documentation with regard to material modifications, additions or updates of the SOPs and notify the Marketing Company thereof.

The Notary shall be instructed as follows: (a) to hand out the Documentation to the Marketing Company or its authorized representative if so instructed by Gaifar; (b) to hand out the Documentation to the Marketing Company or its authorized representative if BICO has notified Gaifar in writing, copy to the Notary, that it considers the conditions precedent for the transfer of the manufacturing rights and know-how to have been met, and Gaifar has not objected to this notice in a letter to the Notary, copy to BICO, within 30 days after receipt of such notice; (c) to hand out the Documentation to the Marketing Company or its authorized representative if so instructed by the Expert, unless judicial proceedings have been initiated to appeal against the Expert's decision within 30 days after such decision, and the appealing party has notified the Notary of the appeal within such period; (d) to destroy the Documentation at the instruction of all parties, or after expiry of 20 years after he has obtained them, whatever occurs first.

                              10

                 Effective Date, Termination

(1) Effective Date. This Agreement shall enter into full effect as on the date when it is signed by the parties ("Effective Date").

(2) Continuation of Due Diligence. BICO and the Marketing Company have the right to continue their due diligence of Gaifar and Gaifar's products for up to 8(eight) weeks from the Effective Date and to withdraw from the Agreement at their sole discretion if circumstances arise or have been discovered that would substantially affect Gaifar's ability to meet the obligations arising from this Agreement. BICO or the Marketing Company may waive this right at any time during the said period.

(3) Initial Term. Unless terminated in accordance with paras. 2 or 4, this Agreement shall continue in force and effect for an initial term of 10 years ("Initial Term") and continue beyond such date, unless Gaifar or BICO (the "Principal Parties") have given not less than 24 months prior written notice to all parties before expiry of the Initial Term.

Unless terminated in accordance with the preceding sentence at the end of the Initial Term, this Agreement shall continue indefinitely until terminated by either of the Principal Parties by giving not less than 24 months prior written notice to all parties of its intention to terminate this Agreement.

(4) Termination for Cause. Each of the Principal Parties shall be entitled to terminate this Agreement with immediate effect if (a) the other Principal Party commits any material breach of this Agreement and fails to remedy that breach within 60 days of that party being notified thereof, provided that the continuation of the breach materially impairs the interests of the injured party (in the case of BICO including the Marketing Company); or (b) bankruptcy or insolvency proceedings are opened or dismissed for lack of funds with regard to one of the Principal Parties or the Marketing Company.

(5) Survival. BICO's and the Marketing Company's rights under 2 paras. (3)and (4) as well as 9 above shall not be affected by the termination of this Agreement.

                              11

                   Transfer and Assignment

(1) Consent Requirement. Unless provided otherwise in this Agreement, the parties shall not be entitled to transfer or assign any rights or claims under this Agreement to any third party without the other parties' written consent.

(2) Permitted Transfers by BICO. BICO shall be entitled to transfer all of its rights and obligations under this Agreement to the Marketing Company or any other affiliate of which BICO holds 70 % or more of the shares.

(3) Permitted Transfers by Gaifar. Gaifar shall be entitled to assign and transfer its rights and obligations to a subsidiary as long as Gaifar is the sole shareholder of such subsidiary.

(4) Assumption of Agreement. In the event that Gaifar splits off the Gaifar diagnostics segment into a separate entity, by whatever legal form, Gaifar shall be obliged to ensure that such split-off entity assumes this Agreement and all obligations hereunder; BICO and the Marketing Company hereby agree to the assignment and the assumption of obligations under this Agreement by such split-off entity, provided that Gaifar shall guarantee fulfillment of this Agreement by the split-off entity for the remainder of its term.

(5)  Right of First Refusal regarding Gaifar Affiliates.
Furthermore, Gaifar and the Guarantor hereby grant BICO a right of first refusal with regard to any sale of all or part of the shares in the subsidiary according to para (3) or the split-off entity according to para (4), whatever legal form this may take. BICO shall have the right to acquire such shares, or have such shares transferred to the Marketing Company, on the same terms and conditions offered by a third party investor. BICO shall decide whether or not to exercise the right of first refusal within 30 days after having been fully informed of the terms and conditions of the envisaged transaction with the third party.

(6) Right of First Refusal regarding Gaifar. The Guarantor shall grant to BICO, in a separate notarial deed, a right of first refusal which would be exercisable in any event of the Guarantor selling or transferring all or part of his current or future shares in Gaifar to any third person. The details shall be agreed between the parties.

Furthermore, provided that the Guarantor (in addition to Mr. Vetter) is the sole shareholder of Gaifar or that the other shareholders consent, the Guarantor and Gaifar shall grant BICO a right of first refusal with regard to the sale or transfer of current or future shares in Gaifar held by Gaifar or created in the course of an increase of Gaifar's capital, up to 15% of the total share capital in Gaifar at any point in time. The time limit for exercising the right of first refusal shall be 15 days.

                              12

                        Miscellaneous

(1) Applicable Law. This Agreement shall be governed by and construed with in accordance with the laws of the Federal
Republic of Germany.

(2) Dispute Resolution. Except as otherwise provided in this Agreement, all disputes arising in connection with this Agreement or its validity shall be finally settled in accordance with the Arbitration Rules of the German Institution for Arbitration e.V. (DIS) without recourse to the ordinary courts of law. To the extent that this Agreement provides for the binding resolution of a dispute by an Expert, this arbitration clause shall apply for any appeal against such Expert's decision. The place of arbitration is Berlin. The arbitral tribunal consists of 3 arbitrators. The language of the arbitral proceedings is English.

(3) Written Form. Any amendments or additions to this Agreement shall be made in writing and must explicitly refer to this Agreement. The same applies in respect of this clause concerning written form. The Schedules are a material part of this Agreement.

(4) Severability. Should any provision of this Agreement become invalid or inoperative, in its entirety or in part, the validity of the remaining provisions shall remain unaffected. The invalid or inoperative provision shall be deemed replaced by a provision which is legally permissible and corresponds most closely, in respect of place, time, amount, and scope, to what the parties would have agreed had they known the invalidity or inoperability of the provision in question in order to reach the same economic objective. The same shall apply in the event of any missing provisions.



Made this of June, 2001

/s/Fred E. Cooper                     /s/Fred E. Cooper
BICO Inc.                             BICO Diagnostics Inc.


/s/Heinrich Repke                     /s/Heinrich Repke
Gaifar GmbH Dr.                       Heinrich Repke






                                                Execution Copy
Schedule 1: List of Products
InstantScreen, rapid HIV-1/2 screening assay (30 sec. Dot blot assay)

In the following formats:

a) Package of 20 units, containing 20 units of Test device, vials solution 1, vials solution 2, vials solution 3, mixing vials, lancets, and 25 heparinized glass capillaries, 5 users manuals, 1 package insert.

b) Package of 5 units according to a) with 5 units of the above components, but only one users guide and 1 package insert.

c) Package of 100 units, 1 dispenser bottle each of solution
   1, 2 and 3, 110 heparinized glass capillaries, 110 lancets, 100 mixing bottles, 5 users guides, 2 package inserts

d) Package of 1 unit (home test), containing 1 unit of test device and vials with solutions 1, 2 and 3, 1 mixing bottle, 2 heparinized glass capillaries, 2 automatic finger prick devices, 1 alcohol pad, 1 adhesive pad, 1 users guide, 1 instruction sheet for the use of the finger prick device, 1 package insert.

InstantScreen strip, rapid HIV-1/2 screening assay (8 min lateral flow assay)

In the following formats:

a) Package of 100 units, containing 100 test strips, 100 mixing vials, 110 heparinized glass capillaries, 110 lancets, 105 test tubes for blood-diluent mixture, 105 test tubes for detector solution and test development, 110 plastic tools for the transfer of 5 ul blood, 5 users guides, 2 package inserts.

b) As in a) 20 units of each, 1 users guide, 1 package insert.

InstantConfirm, rapid HIV-1 Western-Blot type confirmation assays
   (8 min lateral flow assay)

In the following formats:

a) package of 10 units, containing 10 test strips which display epitope-combi-antigens representing all major HIV-1 proteins, but not proteins used in the screening assay, 10 test tubes for blood-diluent mixture, 10 test tubes for detector solution and test development, 11 hand-held capillary devices for obtaining and transferring blood, 11 lancets, 2 users guides, 1 package insert, 10 documentation and analysis sheets.

b) As in a) but 50 units of each component other than the users guides (5) and package inserts (2).

InstantDifferentiate, rapid HIV-1/HIV-2 differentiation and confirmation test (8 min lateral flow assay)

In the following formats:

a) package of 10 units, containing 10 test strips which display epitope-combi-antigens representing either HIV-1 and HIV-2 or HIV-2 alone, thus allowing the differentiation between be two subtypes), 10 test tubes for blood-diluent mixture, 10 test tubes for detector solution and test development, 11 plastic devices for obtaining and transferring 5 ul blood, 11 lancets, 2 users guides, 1 package insert, 10 documentation and analysis sheets.

b) As in a) but 50 units of each component other than the users guides (5) and the package inserts (2).

PocketLab (complete set of rapid HIV-diagnostics for final HIV-diagnosis) containing:

a) InstantScreen (see above, dot blot assay) 1 unit

b) InstantConfirm (see above) 1 unit

c) InstantDifferentiate (see above) 1 unit

d) 2 vials of each solution 1, 2 and 3

e) 2 test tubes for blood-diluent mixture, 2 test tubes for detector and test development

f) 1 analysis and documentation sheet

g) 1 users guide, 1 package insert

h) 2 semi-automatic finger prick devices,

i) 1 pipette for obtaining and transferring 20 ul blood

j) 1 mixing vial and 1 heparinized glass capillary

k) 2 plastic devices for transferring 5 ul blood

l) 2 alcohol pads, 2 adhesive pads.

Combinations

of the above in one package in order to serve markets which have a known percentage of HIV-1 and HIV-2 positive individuals, i.e. in a package of 20, an HIV-prevalence of 20 % would require the including of 4-5 InstantConfirm tests and 4-5 InstantDifferentiate tests (second confirmation and differentiation assay).

Schedule 2: List of German Trademarks

InstantScreen
Application:  11/12/98, Classes 5, 1,  42;  Word  Trade  Mark,
Approval: 10/05/99

InstantConfirm
Application:  11/12/98,  Classes  5,1,42,  Word  Trade   Mark,
Approval 8/23/99

EarlyScreen
Application:  11/12/99,  Classes  5,1,42,  Word  Trade   Mark,
Approval 10/05/99

DoubleCheck
Application:  5/12/00,  Classes  5,1,42,  Word   Trade   Mark,
Approval pending. In case of German approval, this name will not be used since another manufacturer has already used it prior to GAIFAR.

InfectionScreen
Application:  11/12/98,  Classes  5,1,42,  Word  Trade   Mark,
Approval: 10/5/99

RapidBlue (detector solution)
Application  11/12/98,  Classes  5,1,  42,  Word  Trade  Mark,
Approval 8/23/99

PocketLab
Application:  1/26/00,  Classes  5,1,  42,  Word  Trade  Mark,
Approval 8/23/00

GAIFAR logo combined with InstantScreen
Application: 3/24/99, Classes 5,1, 42, Word and Picture  Trade
Mark, Approval: 3/23/00

GAIFAR logo combined with EarlyScreen
Application:  3/24/99, Classes 5,1,42, Word and Picture  Trade
Mark, Approval: 3/23/00

GAIFAR logo combined with Knowledge Protects
Application:  3/24/99, Classes 5,1,42, Word and Picture  Trade
Mark, Approval 3/23/00


              AMENDMENT TO MARKETING AGREEMENT

The parties agree that the payment schedule in accordance with 2, paragraph 1 of the Marketing Agreement dated June
4, 2001, attached to the Marketing Agreement as Schedule 3:
Schedule of BICO Payments, shall be amended as follows and replaced by the following payment schedule:

Schedule 3:  Schedule of BICO Payments
Adjusted October 9, 2001

     Amount            Date           Minimum Payment
                                         (accrued)
$    250,000*       May 19th
$    250,000*       June              $      500,000
$    125,000        June 20th         $      625,000
$    125,000        July 20th         $      750,000
$    125,000        August 20th       $      875,000
$    125,000        Sept. 20th        $    1,000,000
$    125,000        Oct. 20th         $    1,125,000
$    125,000        Nov. 20th         $    1,250,000
$    125,000        Dec. 20th         $    1,375,000
$    200,000        Jan. 20th 2002    $    1,575,000
$    250,000        Feb. 20th 2002    $    1,825,000
$    500,000        March 20th 2002   $    2,325,000
$  1,000,000        April 20th 2002   $    3,325,000
$  1,000,000        May 20th 2002     $    4,325,000
$  1,000,000        June 20th 2002    $    5,325,000
$  1,000,000        July 20th 2002    $    6,325,000
$    675,000        August 20th 2002  $    7,000,000
                                      _______________
                                      $    7,000,000

* Loan to be applied to Full Royalty in accordance with 2, paragraph 4 of the Agreement

The above payment schedule shall supersede the original payment schedule, and no party shall be entitled to base any claims or rights on the prior payment schedule after the coming into effect of this Amendment.

This Amendment shall come into effect as soon as the parties to the Marketing Agreement have duly signed and executed it and shall be an integral part of the Marketing Agreement.

Made this 9th of October 2001

/s/Fred E. Cooper                     /s/Fred E. Cooper
BICO, Inc.                            Rapid HIV Detection Corp.
                                      (Formerly BICO Diagnostic Inc.)

/s/Heinrich Repke                     /s/Heinrich Repke
Gaifar GmbH                           Dr. Heinrich Repke


Schedule 4: List of Marketing Know-How and Data

a) The first complete rapid HIV-diagnosis system worldwide, consisting of screening, confirmation and differentiation assays based upon new technologies (epitope-combi antigens and optimal catch avidity particles). Exclusive marketing rights for all HIV-tests current and future based upon these techniques as well as others (e.g. saliva-tests, ELISA tests, urine-ELISA tests).

b) Computer-assisted international contact and follow up system, containing hundreds of doctors, government officials,
   NGO-representatives,   representatives   of    international
   organizations and businesses with whom GAIFAR representatives have spoken either in person, on the phone or via mail. All of the above have received information materials and, in many cases, tests as well.

c) Status, results and contact persons for clinical studies currently going on in different parts of the world where such studies are required in order to get the national approval.

d) Country analysis files for virtually all countries  where
   HIV/AIDS is prevalent, including the relevant reports, statistics, funding opportunities and regulatory requirements.

e) Lists of potential distributors in most of the countries according to c)

f) Information booklets and leaflets in significant numbers,

g) Personal contacts of Repke, Ayensu and others to leaders of international organizations, governments of developed and developing countries, scientists and physicians.

h) Press  coverage in Germany and Europe past  and  present.
   Most importantly, the planned reports in the German Newsweek-equivalent (Der Spiegel) and TV-feature (Stern-TV) regarding large scale HIV-testing programs, the GAIFAR assays and the introduction of both in the Kingdom of the Ashantis, including a royal Durba dedicated to this topic. Syndicated English version of both for the US market has been negotiated with both (e.g. for Time or US News and World Report (Spiegel report) or CBS ABC or CNN features (Stern TV feature), thus providing significant exposure to BICO in the US in connection with the association with GAIFAR.

i) Work of Ayensu, Repke and others for and/or on behalf of BICO (in their capacitiy as board members and consultants) in the field of scientific and political marketing (meetings, lectures and private negotiations with political and medical leaders in virtually all relevant countries).

j) An international new and possibly groundbreaking strategy for the containment of the spread of HIV in developing countries, described in detail in the book manuscript "Knowledge Protects: A new approach to contain the spread of HIV/AIDS in developing countries, H. Repke and E. S. Ayensu, 2001". This book is and will remain personal intellectual property of H. Repke and E. S. Ayensu, i.e. it is not property of GAIFAR and can be used as a manuscript only by permission of the authors.

k) Specific and detailed HIV-testing and counseling country programs for Kenya, Ghana and South-Africa already submitted to the authorities in these countries. Again, as in j) the intellectual property rights remain with H. Repke and E. S. Aysensu.

l) FDA-approval track ("technical meeting" completed, fast-track eligible, IDE-application for prospective study on hold
   (lack of funding for payment to the testing site).

m) EU-approval track: Since the determination of the review institutions in Nov. 2000 according to the new IVDD laws, approval can now be sought in all of Europe. The preparations have been made and need to be continued.

n) Approval according to German Drug law (Production and export license)

o) GMP-WHO product certificate for InstantScreen

p) Official WHO testing and report.

q) Clinical studies involving more than 10.000 patients worldwide

r) GAIFAR business plan update January 2001 including detailed information about GAIFAR as a whole, the diagnostic products and technologies, the product development plans, competition and marketing analysis.

s) Competition product files.

t) GAIFAR and DADE-Behring have conducted over a period of three months negotiations involving all levels of management. DADE-Behring has conducted extensive laboratory testing and due diligence regarding the GAIFAR technology platform. DADE-Behring intended to obtain the marketing rights for GAIFAR's HIV-diagnostics in developed countries which was part of a strategic plan to enter the side-of-care market with various new diagnostics all based upon the GAIFAR technology. In April 2001, DADE-Behring decided not to enter into the side-of-care business at this point in time. Consequently, the negotiations with GAIFAR were put on hold. If the strategic considerations of DADE-Behring change, the interest of the company in the GAIFAR products and technology platform may revive quickly, thus providing an excellent starting point for negotiations with the Marketing Company or BICO.

u) Abbott has not only invited GAIFAR for common government tender applications and has been jointly successful in government tenders, but has also expressed a strategic interest in the GAIFAR HIV-diagnostics for sale in the US and Canada. In this context, discussions have been held between the Marketing Director of Abbott and the CEO of GAIFAR, upon invitation from Abbott at their headquarters. Accordingly, Abbott would like to distribute InstantScreen in the US, once GAIFAR has obtained FDA-approval. Abbott has not put its own simple HIV-test (Determine) on the FDA approval track and declared that they do not plan to do so. In the event a marketing agreement between the parties would be concluded, Abbott did also express serious interest to buy parts or all of the shares of a planned GAIFAR subsidiary (GAIFAR Diagnostics). The negotiations can be continued with the Marketing Company or BICO once a clear date for the expected FDA-Approval of InstantScreen can be envisaged.

v) BRAHMS Diagnostics is a medium size diagnostic company in Germany, located in the vicinity of Berlin. This company has conducted extensive due diligence regarding the GAIFAR diagnostics and technology and intended to be the distributor in Europe. A letter of intent was issued. GAIFAR declined the terms and conditions of this letter of intent based upon the relatively low purchase price and in consideration of the more attractive options which could arise from a potential alliance with a US-based company. At this point, it may be the least attractive option for the Marketing Company or BICO to follow up on.

Schedule 5: List of GAIFAR Transactions

1. Current deals in progress

  a)  Ghana Government: 140.000 units (6.50 USD per test)

  b)  Ghana Kingdom of Ashantis: 100.000 units (6.50 USD  per test)

  c) Kenya: Government Tender together with Abbott, 1.000.000 units of low cost version of InstantScreen, i.e. with dispensers etc. (1.40 USD per test)

  d)  Nigeria: Army and private market (two different channels):
      50.000 units initially delivery (6.50 USD per test)

  e) South Africa: Anglo-American Gold Mines: 400.000 units in instalments of 60-80.000 (3.00- 3,50 USD per test)

  f)  Netherlands  Pharmacy  sales  and  Internet  sales  via
      Netherlands (30-40USD per test).

  g) Russian Government and Military (through personal representatives of Putin) 1.000.000 million units (8 USD per test)

  h) Sales to South African Pharmacies and mobile HIV-testing units through private companies working in this field (e.g. African Medical Solutions and Sekunjalo): number units annually to be defined, Price range 4-7 USD per unit.

  i) Donor program of the German Government for sponsoring HIV-test and testing programs in Africa, negotiated with the Deputy Minister of Development AIDS, the head of the Bundestag-Commission for development aid and the leading representatives of the implementing agencies GTZ and KfW. Volume and prices to be defined.

  j) Donor program with the British Commonwealth Organization for Africa. Prices and volume to be defined.

Schedule 6: List of net production prices of GAIFAR products

Production costs are dependent upon the following parameters which will change during the next months but also during the duration of the agreement. These parameters are:

  format of the test (see schedule 1)

  packaging size of the test (see schedule 1)

  number of produced units within a certain time and resulting productivity changes combination of different formats (see schedule 1)

  costs  for the components which are produced in outsourcing and which are essentially determined by the production companies involved since in most cases there is virtually not short term alternative to change the supplier because of the specialized nature of the production. In other words, price increases of such contractors cannot be really controlled.

  Site of production and resulting overhead cost structure.

The following production costs are based upon our current cost analysis structure and are subject to changes in consideration of the parameters listed above. In addition, it must be considered that the cost calculation for the new products (InstantConfirm, InstantDifferentiate) are preliminary because large scale production is currently being prepared but has not yet occurred.

InstantScreen (20 pack, see schedule 1): 0.78 USD per unit

InstantScreen (5 pack, see schedule 1): 0. 85 USD per unit

InstantScreen (1 pack see schedule 1): 1.20 USD per unit

InstantScreen strip (50 pack, see schedule 1): 0.20 USD per unit

InstantScreen strip (20 pack, see schedule 1): 0.22 USD per unit

InstantConfirm (10 pack, see schedule 1): 1.56 USD per unit

InstantConfirm (50 pack, see schedule 1): 1.43 USD per unit

InstantDifferentiate (10 pack, see schedule 1): 0.33 USD per unit

InstantDifferentiate (50 pack, see schedule 1): 0.29 USD per unit

PocketLab (see schedule 1) 3.88 USD per unit

Definition of production costs:

The production costs are the net costs directly attributable to the actual production.

The   above  net  production  costs  contain  essentially  the
following elements:

a)  Cost for materials bought from outside suppliers

b) Cost for outsourcing of production (e.g. sterile vials with solutions 1,2 and 3; plastic devices for the test devices, mixing vials and heparinized capillaries, custom made print materials and packaging materials).

c) Cost for materials produced in house excluding the R & D costs (e.g. recombinant proteins, stock solutions for OCA-particles and other solutions used in the test).

d)  Cost for assembly and blotting of the test devices.

e)  Cost for packaging and storage.

f) Salaries of production group and production management including quality assurance and documentation.

g) Depreciation, leasing and repair of production, quality control and packaging machinery.

h) The fraction of lease and utility costs with regard to the space being used by production, quality control, warehouse and documentation group.

i) The fraction of overhead costs with regard to general management and administration relative to the number of people directly involved in production as compared to the total number of people working at GAIFAR.

j) Marketing and promotion costs including costs for promotional materials (leaflets, flyers etc.)

These costs do not contain the research and development costs which were paid for the development of the technologies.
Costs not included in the above computation are essentially but not exclusively the following:

a) The novel detection system: "OCA (optimal catch avidity)- particles",

b)  The test devices and formats,

c)  The   design,  cloning,  expression,  purification   and
    biochemical and immunological characterization of a total of 48 different epitope-combi antigens, representing all major genes of HIV.

d) The costs for comprehensive clinical studies and materials and fees involved.

e)  The   costs   for  standard  operation  procedures   and
    documentation for the approvals obtained and approvals pending.

f)  Overhead costs for laboratory facilities required in the R
    & D process but not directly involved in the actual production.

g) Cost of the regulatory affairs group and fees involved in obtaining regulatory approval.

Schedule 7: List of definitions of market types

Definitions regarding the different types of markets and the corresponding contracts which require a different distribution of the "margin" as defined in 5.

1. Negotiated contracts as result of "political marketing"

   are  defined  as to arise from personal relationships  to  the
   leading   figures   of   the   government   or   international
   organization which is the customer who buys from the marketing company. Moderate to high prices can be usually achieved as consequence of political marketing. The offers made in the framework of political marketing are much more effective, if they consist of a complex program including the unique
   diagnostic   family  of  GAIFAR,  a  political  concept   (the
   "Knowledge Protects" concept), an implementation and training concept (the "shielded testing and counseling programs" tailor-made for the countries, currently available for Ghana, Kenya and South Africa) and funds channeled through or raised by GAIFAR/BICO (e.g. donor funds from Germany, funds from large foundations such as Gates and Turner foundation etc.). The provision costs in the framework of negotiated deals as consequence of political marketing are costs which will be subtracted from the sales prices and will be considered equal to the customs and taxes. Direct marketing involving private hospitals and hospitals of international organizations such as the international Red Cross and the Caritas is also an area where personal contacts and high ranking representatives of GAIFAR/BICO are essential for success. Such marketing is best done in the corresponding headquarters and should result in negotiated deal-like contracts. A further area in which attractive negotiated contracts can be obtained are those directly with donor countries (e.g. the ones under detailed discussion with the German Government and the Minister for
   Development  AID)  or  donor  organizations  (e.g.  the   ones
   discussed  with the corresponding institutions of the  British
   Commonwealth).

2. Competitive bidding (government tender market)

   is increasingly used by the World Bank (low prices, most suitable for the low price product lines of GAIFAR). It is defined as an international government tender offer which is publicly announced in advance and which is usually handled by an international implementation agency (e.g. GTZ, UNOPS), i.e. without much influence of the local authorities with regard to the selection of the bidders. The main area of influence for GAIFAR/BICO is in the field of language of the description of the lots in the bidding documents. In this respect,
   GAIFAR/BICO are in the unique position to have the only complete set of rapid diagnostics for HIV. Political marketing strategies should be used to make sure that the bidding documents contain the specific requirement for the combination of rapid screening assays with real confirmation and differentiation tests representing the scientific standards of western laboratories. Currently, GAIFAR is the only company which has such a product portfolio in the rapid format and should be in a unique bidding position, once the requirements in the bidding documents are made accordingly. In conclusion, the marketing costs for government tender applications are comparatively low. They can be as low as a couple of thousand USD (e.g. Kenya government tender). The government is the main procurement agency for diagnostics and drugs and this procurement is usually only possible with loans or grants which are provided by international organizations or donor countries.

3. The private market

   is nearly non-existent in most developing countries and can be found predominantly in the threshold countries and the developed countries. Some elements of the private market require substantial marketing activities and will therefore cause much higher costs for the marketing company as negotiated contracts and competitive bidding participation (see 1. and 2.). In addition, the private markets will require substantial activities of the country offices of the marketing company as well as sub-contracts with local distributor companies. Therefore, the share of BICO in deals in this area is substantially higher as compared to negotiated deals and government tender applications. The following segments of private markets are covered by the definition "private market".

   Private Market 1: Direct marketing involving the resident private physicians Private resident physicians should be encouraged worldwide to conduct the complete HIV-diagnosis themselves on the spot as it is possible by the "Knowledge Protects" family of rapid diagnostics. This procedure will increasingly replace the current procedure to sent samples to a diagnostic laboratory. In other words, with this approach, everybody will benefit. The patient benefits from immediate diagnosis and lower overall prices and the physicians from income from the sale of the tests and the fees for conducting the test and consultation. Advertisement through the appropriate channels, opinion leader contacts, dinner lectures with local physicians and a certain number of travelling sales representatives will be required to penetrate this market efficiently.

   Private Market 2: Reimbursement-driven business. Insurance companies exist in threshold and developed countries and many of them require an HIV-test for life insurance or such test are required for large loans. In any case, being accredited/approved by such insurance companies ensures a constant stream of revenue for the supplier of rapid diagnostics and replaces the requirement for laboratory tests.

   Private Market 3: Direct marketing to chains of diagnostic laboratories (path-labs) is defined as agreement between insurance companies and large path-lab chains, in which the GAIFAR products are being used and reimbursed alone or in conjunction with the laboratory tests.

   Private Market 4: Direct sale of home test kits through pharmacies or drug stores and via the Internet. This market element is particularly attractive with regard to the margins and is the most debated one. Many countries prohibit the sale of home tests. However, recently legislation in the Netherlands has changed, thus allowing the sale of home tests through pharmacies in the Netherlands as the first European country. Accordingly, the Internet-sale via an Internet pharmacy based in the Netherlands or a company authorized to sell home tests to the pharmacies in the Netherlands allows legal importation of such tests in virtually all countries worldwide. GAIFAR has made with the FDA a verbal agreement not to deliver via Netherlands home tests into the US until FDA approval for InstantScreen (not for home tests) has been obtained. Direct sales in the pharmacies is also legal in South Africa and a number of other countries.

For  clarification  purposes,  the  main  characteristics   of
developed   countries,  threshold  countries  and   developing
countries are summarized below.

Developed countries

The market in the developed countries is mainly focused upon the private resident physician. It is generally a high price market and requires substantial marketing efforts in order to reach and inform a large number of private physicians.
Therefore, it appears to be best to transfer the rights for marketing in these countries to one of the big pharmaceutical companies which have already indicated their interest. They have the sales network in place. In addition, an alliance with them will prevent to antagonize them and to provoke measures to suppress the sales of GAIFAR products.

In this case, the agreements with regard to the private market
sales   as  outlined in  5 para. 5 and regarding the  sale  of
marketing rights as outlined in 5 para. 7 will come into effect.

Examples for developed countries are the US and Canada, Japan, virtually all European countries and other including the wealthy oil producing countries, Singapore and Taiwan.

Threshold countries

Threshold countries have a economic, political and social structure which contains both elements of developing countries and developed countries. In these countries, all three major marketing forms can result in substantial revenues (negotiated contracts, government tender applications and private market segments). In particular, the large urban centres have sufficient number of private physicians with a customer base able and willing to pay for HIV-test being conducted by the physician.

In addition, large parts of these countries have all the features characteristic for developing countries, including a high prevalence of HIV-infections among the low-income portion of the population. Therefore, such countries qualify for HIV-related programs of the World Bank and donor countries as well as international foundations. Accordingly, both negotiated contracts with the government of donor organizations as well as government tender business can be expected.

Countries  which  fall  into this category  are  for  example:
India,  Thailand,  Mexico, Brazil, Uruguay,  Venezuela,  South
Africa, China, Malaysia, Indonesia.

Developing countries

Developing countries have the lowest state of the development of the economy and the standard of living of the population. Accordingly, the health care budget of the governments is usually in the range of 5-10 USD per year and person. Most of the countries with a very high prevalence of HIV/AIDS fall into this category. Therefore, these countries are completely dependent upon international aid with regard to financing their programs to fight against HIV/AIDS and other deadly infectious diseases. A private market is virtually non-
existent.  Therefore,  the  business  opportunities  in   such
countries are restricted to negotiated deals (provided good relationships exist with both the donor and the corresponding government) or to government tender applications. The latter are increasingly administered by the World bank in cooperation with implementation agencies such as GTZ and UNOPS. The main secret of success in these markets (apart from "political marketing") is to offer package deals consisting of all four elements (complete set of tools for final diagnosis, political concept and consulting services, implementation concept and consulting and education program services, providing donor funds (e.g. for Gates and Turner foundation) in connection with a reputed implementation and controlling agency such as GTZ or UNOPS).

Countries  which fall into this category are all countries  in
Sub-Saharan  Africa  except  South  Africa,  Cambodia,   Laos,
Vietnam and Caribbean countries.

Schedule 8: List of approvals

a) Approvals with predominant importance for marketing purposes

    Copies of the originals of these approvals and certified translations of them (if applicable) have been already submitted to BICO.

       Production and export approval for InstantScreen and other diagnostics (amendment procedure, no new application) according to the German Drug Law.

       GMP-WHO product certificate for InstantScreen

       WHO  official testing and evaluation of InstantScreen
       (sufficient for approval in most developing countries and for eligibility for funding through donor organizations)

       Pending: FDA Approval, process in progress but three months behind schedule

       Pending: Pan-European approval according to the new IVDD law, process in progress but three months behind schedule.

       Approvals in selected countries, such as South Africa, Kenya, Ghana

b)  Approvals with relevance for R & D and production segments

       Approval for genetic engineering work and facilities for research purposes (BL-1 approval)

       Approval for production of recombinant proteins for commercial purposes (BL-1 level)

       Approval for using infectious materials, such as sera from HIV-infected individuals

       Approval for project and facility at BL-3 level (final steps pending).

ADDENDUM TO MARKETING AGREEMENT

     WHEREAS, BICO, Inc, ("BICO"), Rapid HIV Detection Corp. (formerly BICO Diagnostics, Inc., "Marketing Company"), Gaifar GmbH ("GAIFAR") and Dr. Heinrich Repke ("Guarantor") entered into a Marketing Agreement dated June 4, 2001; and

     WHEREAS, BICO, Marketing Company, GAIFAR and Guarantor
(collectively, the "Parties") have determined to modify the effective date of the Marketing Agreement;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree as follows:

  1. Section 10, paragraph 2 of the Marketing Agreement provides for a due diligence period; such period shall be extended until October 15, 2001. In the event that BICO or the Marketing Company determine to withdraw as provided in the Marketing Agreement, the loan granted by BICO to GAIFAR on May 18, 2001 shall not be converted as discussed in
       Section 2, paragraph 4, and shall remain as originally executed.

  2. On or before October 15, 2001, BICO shall obtain a corporate resolution signed by the requisite number of BICO directors that approves the Marketing Agreement and provide a copy of such resolution to GAIFAR.

  3. Section 10, paragraph 1 of the Marketing Agreement shall be amended as follows: After the current wording, a second sentence shall be added which reads as follows: The Agreement shall become fully effective at the end of the due diligence period pursuant to para. 2, i.e. on October 15, 2001 (the "Fully Effective Date"), such Fully Effective Date shall only occur if: BICO or the Marketing Company do not withdraw as set forth in paragraph 1 herein; and BICO obtains the corporate resolutions set forth in paragraph 2 herein.

     IN WITNESS WHEREOF, the undersigned have hereunto set their hands and seals on the day and year first above written.

     ATTEST:                        BICO, Inc.
     /s/Susan Taylor             /s/Fred E. Cooper



     ATTEST:                       Rapid HIV Detection Corp.
     /s/ Susan Taylor              /s/ Fred E. Cooper


     GAIFAR GmbH                   Dr. Heinrich Repke
     /s/ Heinrich Repke            /s/ Heinrich Repke